Exhibit (p)(3)

I.       CODE OF ETHICS AND INSIDER TRADING POLICY

         A.       Code of Ethics.
                  ---------------

                  1.       Legal Requirement.
                           ------------------

                  Section 206 of the Advisers Act makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

                  (a) To employ any device, scheme or artifice to defraud any Client or prospective client;

                  (b) To engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any Client or prospective client;

                  (c) Acting as a principal for its own account, to knowingly sell any security to or purchase any security from a Client, or acting as a broker for a person other than such Client, knowingly to effect any sale or purchase of any security for the account of such Client, without disclosing to such Client in writing before the completion of such transaction the capacity in which it is acting and obtaining the consent of the Client to such transaction; or

                  (d) To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

                  2.      Purpose.
                          --------

                  DVM expects that its officers, members, directors and employees will conduct their personal investment activities in accordance with:

                  (a) The duty at all times to place the interests of DVM's Clients first;

                  (b) The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                  (c) The fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions.

                  In view of the foregoing and the provisions of Rule 204A-1 under the Advisers Act, DVM has determined to adopt this Code of Ethics to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures.

                  3.      Statement of General Policy.
                          ----------------------------

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

                  This Code of Ethics has been adopted by DVM and applies to all of its personnel. The basic principle is that no employee of DVM shall engage in any act, practice or course of business that would violate the provisions of
Section 206 of the Advisers Act set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

                  4.      Definition of Terms Used.
                          -------------------------

                  (a)      "Adviser" means Dreman Value Management, L.L.C.

                  (b) "Reportable Fund" means any investment company advised by the Adviser, whether directly or through a sub-advisory arrangement, and any entity exempt from registration under the 1940 Act pursuant paragraphs
(1) or (7) of Section 3(c) of the 1940 Act that is managed by the Adviser.

                  (c) "Client" means any investment Client of the Adviser including a Reportable Fund.

                  (d) "Investment department personnel" means all employees who work in the Adviser's investment department, including Portfolio Managers, research analysts, trading personnel and staff.

                  (e) "Beneficial interest" includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and
(ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Adviser (third party) clients, or advises non-Adviser (third party) clients as to securities.

                  (f) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Adviser by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.

                  (g)      "Reportable Security" means a security as defined in
Section 202(a)(18) of the Advisers Act, except that it does not include:

                           (1) Direct obligations of the Government of the United States;

                           (2) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt

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


                                    instruments (any instrument that has a
                                    maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;

                           (3)      Shares issued by money market funds;

                           (4) Shares of registered open-end investment companies (unless they are Reportable Funds); and

                           (5) Shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies.

The term Reportable Security also includes puts, calls, other options or rights in such securities, and securities-based futures contracts. In addition, the term Reportable Security does include exchange traded funds ("ETFs") even though certain ETFs technically qualify as registered open-end investment companies.

                  (h) An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

                  (i) A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

                  (j) "De Minimis Security" means securities issued by any company included in the Standard and Poor's 500 Stock Index and in an amount less than $15,000.

                  (k) A Reportable Security is "held or to be acquired" if within the most recent 15 days it:

                          (1)      Is or has been held by any of the Clients; or

                          (2) Is being or has been considered by any of the Clients or the Adviser for purchase by the Clients. A purchase or sale includes the writing of an option to purchase or sell and any security that is exchangeable for or convertible into any security that is held or to be acquired by any of the Clients.

                  5.      Transactions With the Clients.
                          ------------------------------

                  No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would

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



acquire a beneficial interest, unless such purchase or sale involves solely securities on behalf of that Client.

                  6.       Disclosure of Information.
                           --------------------------

                  No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

                  No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Reportable Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.

                  7.       Preferential Treatment, Gifts and Entertainment.
                           ------------------------------------------------

                  No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.

                  No person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser, and no person shall accept a gift whose value exceeds $100.

                  8.       Conflicts of Interest.
                           ----------------------

                  If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to the Chief Operating Officer ("COO"), Chief Compliance Officer ("CCO") or delegate of the CCO (with the CCO, the "Compliance Officers") of the Adviser for appropriate consideration.

                  9.       Service as a Director.
                           ----------------------

                  Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman of the Adviser, in consultation with the COO and/or CCO and counsel, based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions. In the case of the Chairman, prior approval is to be given by the COO or CCO of the Adviser. If any investment department personnel are permitted to serve on the board of a publicly traded company, the CCO will must approve any investments in those publicly traded companies.

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

                  10.      Inside Information.
                           -------------------

                  Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities.

                  Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the CCO or the Adviser's legal counsel.

                  Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

                  Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

                  11.      Personal Security Transactions.
                           -------------------------------

                  No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person's obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility. The following rules apD1y to all accounts in which a person has a beneficial interest:

                  (a)      Requirements:

                           (1) Subject to the exceptions set forth in paragraph 11(a)(6) below, all persons mL.st have all their personal securities transaction orders pre-cleared through the SunGard Personal Trading Assistant ("PTA") Software system individually or from a Compliance Officer, as required, prior to execution.(l)



----------------------

(1) The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conformity with the Adviser's pre-clearance procedures, which procedures state that pre-clearance is only good for that day.

         For purchases or sales completed by mail or electronic means, the date of the transaction shall be deemed to be the date of the mailing or communication by electronic means. For example, if a party mails a check to purchase or sell securities, it shall be deemed to have occurred that day for purposes of completing pre-clearance forms, so as to avoid the requirement of filling out multiple pre-clearance forms for the same trade.

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


                           (2) No person may buy or sell Reportable Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining authorization(2) through the SunGard Personal Trading Assistant ("PTA") Software system individually or from a Compliance Officer as required, prior to effecting such security transaction.

                           (3) In the event that it is not reasonably feasible for personnel to utilize the PTA system, oral authorization for personal trades may be obtained from a Compliance Officer, which authorization must be memorialized in the PTA system by the employee receiving the preclearance within 24 hours from receipt. If the employee receiving preclearance is unable to use the PTA system, he or she must arrange to have another person (who may be an employee in the Compliance Department) enter the trade into the PTA system.

                           (4) Pre-clearance approval for all personal securities transactions, including those involving derivatives, under paragraph (1) above, can only be effected during DVM's business hours (8am-5:30pm). Pre-clearance approval will expire at the close of business on the day given, and the person is required to renew clearance for the transaction if the trade is not completed before the approval expires the next business day.

                           (5) No pre-clearance will be given to any person to purchase or sell any Reportable Security:

                                    (i)      If any Portfolio of a Client has
                                             purchased or sold a security seven
                                             days before and after (or if any
                                             portfolio of a Client has a pending
                                             "buy" or "sell" order in that same
                                             Reportable Security until such time
                                             as that order is executed or
                                             withdrawn); however, as noted in
                                             (iii) below, mere inflows and
                                             outflows do not trigger the 7 day
                                             blackout period; or

                                    (ii)     when the Compliance Department has
                                             been advised by the Trading
                                             Department or a Portfolio Manager

----------------------

(2) If any employee has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior oral authorization, the person should consult a Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

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                                             that the same Reportable Security
                                             is being considered for purchase or
                                             sale for any portfolio of a Client
                                             pursuant to a "buying program" for
                                             DVM.

                                             As most of the Company's Clients
                                             are open-ended investment funds,
                                             inflows and outflows of cash will
                                             generally occur on a daily basis,
                                             the amount of which cannot
                                             ordinarily be anticipated.
                                             Transactions executed as a result
                                             of these inflows and outflows of
                                             cash will not be considered part of
                                             a "buy" or "sell" order or the
                                             "buying program" referenced in
                                             Section 11(a) (S)(i) and (ii)
                                             above.

                           (6) De Minimis Securities transactions will not be subject to the blackout period restrictions set forth in paragraph 11(a)(4)

                           (7) The pre-clearance requirements contained in this paragraph 11(a)(l) and (2) above shall not apply to the following securities ("Exempt Securities"):

                                    (i)      Securities purchased or sold in any
                                             account over which the person has
                                             no direct or indirect influence or
                                             control;

                                    (ii)     Securities purchased or sold in a
                                             transaction which is non-volitional
                                             on the part of either the person or
                                             the Client;

                                    (iii)    Securities acquired as a part of an
                                             automatic dividend reinvestment
                                             plan; and

                                    (iv)     Securities acquired upon the
                                             exercise of rights issued by an
                                             issuer pro- rata to all holders of
                                             a class of its securities, to the
                                             extent such rights were acquired
                                             from such issuer, and sales of such
                                             rights so acquired.

                           (8) No Initial Public Offerings or Limited Offerings are permitted without prior written approval of a Compliance Officer or the COO. In considering a request to invest in an Initial Public Offering or Limited Offering, the person will take into account, among other factors, whether the investment opportunity should be reserved for a Client or Clients, and whether the opportunity is being offered to the

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

                                    person by virtue of their/his/her position with the Adviser. Should an employee be authorized to acquire securities through an Initial Public Offering or Limited Offering, they/he/she shall, in addition to reporting the transaction on the quarterly transaction report to the Adviser, disclose the interest in that investment to other persons at the Adviser participating in that investment decision if and when they/he/she plays a part in the Adviser's subsequent
                                    consideration of an investment in that
                                    issuer. In such a case, the Adviser's
                                    decision to purchase securities of that
                                    issuer will be subject to an independent review by investment department personnel of the Adviser who have no personal interest in the issuer.

                           (9) When anything in this paragraph 11(a) prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

                           (10) Tax sale buy. Not withstanding the above, on the first Friday of December, persons may purchase or sell securities even if DVM has purchased or sold for a client within the last three (3) days in order to effect that person's year end investment, tax or financial planning.

                           (11) DVM prohibits short-term trading strategies and excessive or inappropriate trading activities that may compromise the duty that DVM owes to its Clients. Therefore, all employees are subject to a 30 day holding period for ALL securities on a FIFO basis, except as to options and futures. FIFO includes the buying and selling or selling and buying of the same security (and any derivatives thereof).

                  (b)      Penalties, Sanctions, Disgorgement, etc.:

                  The Chairman and the COO of the Adviser shall consider reports made to it by the CCO concerning any violations under this Code of Ethics, and what sanctions, if ally, should be imposed on the violator, including but not limited to, an oral warning, a letter of warning, removal or suspension from office, termination of employment, or the unwinding of the transaction and/or the disgorgement of any profits to the Clients or, alternatively, to a charitable organization.

                  (c)      Exceptions:



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                           (1)      Under unusual circumstances, such as a
                                    personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the COO, or a Compliance Officer of the Adviser with a copy of the request delivered to the COO, which application may be granted or denied. Such requests must be in writing, provide details of the circumstances necessitating an exception and a description of the exception.

                           (2) The clearance and reporting provisions of this chapter shall not apply to transactions by or for any Client.

                           (3) For purposes of pre-clearing transactions pursuant to paragraph 11(a) above, a Compliance Officer may deem all transactions in a Reportable Security for Clients to be completed if the only factor which may result in further transactions in such Reportable Security will be the unanticipated addition of funds to, or removal of funds from a Client account.

                           (4) For the purpose of approving a transaction pursuant to paragraph 11(a) above, a receipt of funds will not be deemed to be "anticipated" merely because the Adviser is aware in general terms of the fact that additional subscriptions to an investment company or deposits to a Client account occur on a continuing basis, so long as a Compliance Officer or the COO reviews the terms of each transaction effected pursuant to a waiver granted and confirms that:

                                    (i)      the transaction for which relief is
                                             requested is proposed to be
                                             effected for the purpose of causing
                                             the holdings of the affiliated
                                             person to conform more closely to
                                             the "model portfolio" used to
                                             manage that account and other
                                             Client accounts seeking comparable
                                             results, and

                                    (ii)     the value of the transaction
                                             authorized by the waiver is de
                                             minimis relative to the market
                                             capitalization and trading volume
                                             of the Reportable Security for
                                             which the waiver is requested.




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                  (d)      When an employee places a personal securities
transaction in shares of an open-end investment company, the employee shall not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee shall not place any transaction intended to benefit from short-term trading of any open-end investment company security i f such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company, and shall never engage in such a practice in any Reportable Fund.

                  (e) Any proprietary Fund currently a client of Adviser, will be treated pari-passu with other client entities even if an affiliate of Adviser has an interest in the entity, so long as interests held by affiliates of Adviser represent no more than 25 percent of the interests of the Fund, and Adviser will not prefer this entity over other clients, This will include the right to participate in suitable investments, such as IPOs.

                  12.      Reporting.
                           ----------

                  In order to provide the Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its employees:

                  (a) A Compliance Officer shall notify each employee of the Adviser who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person.

                  (b) Each employee of the Adviser will submit to the CCO an initial holdings report that lists all Reportable Securities beneficially owned, directly or indirectly, by the employee, except as stated below. This report must be submitted within ten (10) days of becoming an employee, and must include the title of each Reportable Security, the number of shares held, and the principal amount of the Reportable Security. The report must also include a list of any securities accounts maintained with any broker, dealer or bank for the direct or indirect benefit of the employee. This information must be current as of a date no more than 45 days before the employee was employed. The report must be dated with the date upon which it is submitted.

                  (c) Each employee of the Adviser will also submit to the CCO an annual holdings report no later than thirty days after the end of the calendar year. Except as stated below, the annual holdings report must list all Reportable Securities beneficially owned by the employee either directly or indirectly, the title of each Reportable Security, the number of shares held, and the principal amount of the Reportable Security, as well as a list of any securities accounts maintained with any broker, dealer or bank for the direct or indirect benefit of the employee. This information must be current as of a date no more than 45 days before the report is submitted. The report must be dated with the date upon which it is submitted.

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



                  (d) Each employee of the Adviser shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership and copies of quarterly statements for all securities accounts.

                  (e) Except as stated below, each employee of the Adviser shall submit reports to the CCO showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Reportable Securities were held for the direct or indirect beneficial interest of the employee. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An employee of the Adviser need not make a quarterly transaction report under this paragraph (e), if all of the information required by this paragraph is contained in the duplicate brokerage confirmations or account statements required to be submitted under paragraph (d) above, and is received by the CCO no later than 30 days after the end of each calendar quarter, or longer, if the provider of the statement takes longer, in the ordinary cause of its business, to deliver such information.

                  (f) The reporting requirements of this section do not apply to securities transactions effected for, and any Reportable Securities held in, any account over which an employee does not have any direct or indirect influence or control.

                  (g) The Adviser shall maintain copies of this Code of Ethics and the names of the persons who are required to report their securities transactions pursuant to the Code and the names of all persons responsible for reviewing such reports. The CCO shall keep all reports submitted by employees pursuant to this Code of Ethics in a safe and secure location, and shall not disclose the reports or their contents to any person except as necessary to perform the responsibilities of the CCO or DVM business or as required by law or regulation. In addition, a Compliance Officer shall annually review the initial holdings reports, annual holdings reports, and quarterly transaction reports required to be made by the employees pursuant to this Code, and as appropriate compare the reports with the pre-clearance authorizations received, and this annual review may be reported to the management of the Adviser and the management of any Reportable Fund:

                           (1) With respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and

                           (2) Apparent violations of the reporting requirement stated herein.

                           (3) This annual review may be conducted on a sample or test basis as opposed to reviewing all such materials for all employees.

                  (h) The Adviser shall maintain and enforce this Code of Ethics and shall forward to any Reportable Funds' administrator/investment adviser or the Reportable

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


Funds' counsel or the Fund's Compliance Department, as applicable, copies of this Code of Ethics and all future amendments and modifications thereto. The Boards of Directors/Trustees of any Reportable Funds, including a majority of the directors/trustees who are not "interested persons" of the Reportable Funds (as such term is defined in the 1940 Act), shall approve this Code of Ethics and any material amendments to this Code. Such approval must be based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent employees of the Adviser from engaging in any conduct prohibited under this Code and under Rule 17j-1 under the 1940 Act. Furthermore, any material changes to this Code of Ethics will be approved by the Boards of Directors/Trustees of any Reportable Funds no later than six months after such change. Before approving any material amendments to this Code of Ethics, the Boards of Directors/Trustees of any Reportable Funds must receive a certification from the CCO of the Adviser that it has adopted procedures reasonably necessary to prevent access persons from violating this Code.

                  (i) To the extent requested by the Reportable Fund, at each quarterly meeting of the Boards of Directors/Trustees of a Reportable Fund, the CCO of the Adviser, on behalf of the Adviser, shall provide a written report to the Reportable Funds' Board setting forth:

                           1. Any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code of Ethics; and

                           2. All disciplinary actions taken in response to such violations.

                  (j) If requested by a Reportable Fund, at least once a year, the CCO of the Adviser or his designee shall provide to the Boards of Directors/Trustees of the Reportable Funds with respect to this Code of Ethics, a written report which contains:

                           1. A summary of existing procedures concerning personal investing by employees and any changes in the procedures during the past year;

                           2.       An evaluation of current compliance
                                    procedures and a report on any recommended changes in existing restrictions or procedures based upon experiences under such Code, industry practices, or developments in applicable laws and regulations;

                           3. Describes any issues arising under such Code of Ethics since the last report, including but not limited to, information about material violations of such Code and sanctions imposed in response to material violations; and

                           4. A certification that the procedures which have been

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

                                    adopted are those reasonably necessary to prevent employees from violating this Code of Ethics.

                  (k) This Code of Ethics and any code that has been in effect during the past five years, a record of any violation of such codes and any action taken as a result of the violation, a copy of each report made by an employee under this Code (including any written information provided in lieu of the reports under paragraph (d) above), lists of all persons required to make reports, lists of all persons responsible for reviewing such reports, any written reports provided pursuant to paragraph (j) above, and a record of any decision and the reasons supporting a decision to approve the acquisition by employees of securities in an Initial Public Offering or Limited Offering, shall be preserved with the Adviser's books and records for the period and in the manner required by Rule 204-2 under the Advisers Act.

                  13.      Delegation.
                           -----------

                  The Chairman, COO or CCO of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a Compliance staff member, or a committee, such as an Ethics Committee, or both.

                  14.      Research Reports.
                           -----------------

                  The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be imputed with knowledge that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

                  15.      Condition Of Employment Or Service.
                           -----------------------------------

                  All persons shall conduct themselves at all times in the best interests of the Clients. Compliance with this Code of Ethics shall be a condition of employment or continued affiliation with the Adviser, and conduct not in accordance with this Code of Ethics shall constitute grounds for actions including termination of employment or removal from office. All persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

         B.       DVM's Policy Statement on Insider Trading.

                  DVM forbids any officer, member, director, employee, or their family members from trading, either personally or on behalf of others, including mutual funds and private accounts managed by DVM, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, member, director and employee of DVM

Revised February 24, 2010
and extends to activities within and outside their duties at DVM. Every officer, member, director and employee must read and retain this policy statement. Any questions regarding DVM's policy and procedures should be referred to the CCO or his designee.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

                  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  o trading by an insider, while in possession of material non-public information, or

                  o trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  o communicating material non-public information to others.

                  The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO or his designee.

                  1. Who is an Insider? The concept of "insider" is broad. It includes officers, members, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, DVM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, in order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

                  2. What is Material Information? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, members, directors and employees should consider material includes, but is not limited to: dividend changes, earnings' estimates, changes in previously released

Revised February 24, 2010
earnings' estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

                  3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Service, The Wall Street Journal or other publications of general circulation would be considered public.

                  4.       Bases for Liability.

                           (a)      Fiduciary Duty Theory. In 1980, the Supreme
Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material, non-public information or refrain from trading.

                           In Dirks v. SEC, the Supreme Court stated alternate
theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accounts), or they can acquire a fiduciary duty to the company's shareholders as "tippies" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

                           (b)      Misappropriation Theory. Another basis for
insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.

                  5. Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

Revised February 24, 2010

                           o        civil injunctions

                           o        treble damages

                           o        disgorgement of profits

                           o        jail sentences

                           o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited

                           o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

                           In addition, any violation of this policy statement
can be expected to result in serious sanctions by DVM, including dismissal of the persons involved.

                  6.       Procedures to Implement DVM Policy.

                  The following procedures have been established to aid the officers, members, directors and employees of DVM in avoiding insider trading, and to aid DVM in preventing, detecting and imposing sanctions against insider trading. Every officer, member, director and employee of DVM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with DVM's CCO or his designee.

                           (a)      Identifying Insider Information. Before
trading for yourself or others, including investment companies or private accounts managed by DVM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                  o Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

                  If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

Revised February 24, 2010

                  o Report the matter immediately to DVM's COO or CCO or his designee.

                  o Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by DVM.

                  o Do not communicate the information believed to be material inside or outside DVM other than to the COO or CCO.

                  o After DV M's COO or CCO or his designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

                           (b)      Compliance Review. The Compliance Department
will circulate copies of the Insider Trading Policy and Procedures to all officers, members, directors and employees of DVM annually. Each employee will be requested to read and familiarize themselves with DVM's Insider Trading Policies and Procedures and will annually be required to complete and sign a Compliance Acknowledgment that confirms their understanding and compliance with DVM's Insider Trading Policy and Procedures.

DVM's Compliance department maintains a Restricted List. The Restricted List consists of issuers for whom DV11'1 believes it is in possession of insider information on. The list is maintained in the Charles River order management system (client trading system) as well PTA Connect (employees trading system). Each trade entered into these systems is compared to the Restricted List to monitor for potential insider trading. Additionally on a monthly basis DVM's compliance department reviews all employee trades against the restricted list to monitor for potential insider trading

                  7. Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within DVM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.

         C.       Communications with Media.
                  --------------------------

                  All inquiries from the press must be referred to DVM's COO.

Revised February 24, 2010